Exhibit 23.1





Independent Auditors' Consent

     We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 to Form S-1, in Amendment No. 1 to Registration Statement No. 333-71111 of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. on Form S-3, and in Registration Statement No. 333-87633 of Ferrellgas Partners, L.P. on Form S-8 of our report dated February 25, 2000, relating to certain businesses of Thermogas Company appearing in the Amendment No. 1 to Form 8-K/A of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. dated March 1, 2000.

/s/ DELOITTE & TOUCHE LLP


Kansas City, Missouri
May 29, 2001